RESIGNATION

     Steve Rippon, pursuant to a Unanimous Consent of the Board of Directors of Xcel Management, Inc. (the "Company") dated February 18, 2000, hereby resigns as an officer and director of the Company, effective immediately.



DATED: February 18, 2000                  /s/ Steve Rippon
                                               Steve Rippon

                                 RESIGNATION

     Dallin Bagley, pursuant to a Unanimous Consent of the Board of Directors of Xcel Management, Inc. (the "Company") dated February 18, 2000, hereby resigns as an officer and director of the Company, effective immediately.



DATED: February 18, 2000                /s/ Dallin Bagley
                                            Dallin Bagley